Exhibit 19

INSIDER TRADING POLICY OF E-SMART CORP.

1. Statement of Policy

E-Smart Corp. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to ensure that all individuals associated with the Company comply with applicable U.S. federal securities laws.
This Policy is intended to:

  Promote ethical conduct;
  Prevent improper or unlawful trading in the Company’s securities;
  Protect the Company and its personnel from legal and reputational risk.

This Policy applies to all directors, officers, employees, temporary personnel, consultants, contractors, and any members of their households or entities they control (“Insiders”).

2. Overview of Insider Trading Restrictions

Insiders are prohibited from engaging in any transaction involving the Company’s securities while in possession of material nonpublic information (“MNPI”).
This prohibition covers:

  Purchases and sales of Company stock or derivatives;
  Transfers, gifts, option exercises (unless cashless and pre-approved);
  Recommendations or inducements for third parties to trade;
  Disclosure of MNPI to any other person (“tipping”).

These prohibitions apply regardless of whether the transaction would result in a profit or loss.

3. Definition of Material Nonpublic Information

Material Information
Information is deemed material if:

  A reasonable investor would consider it important; or
  It could reasonably be expected to influence the market price of Company securities.

Nonpublic Information
Information is nonpublic until it has been widely disseminated through public channels and at least two full trading days have passed.

Examples of MNPI include, without limitation:

  Unreleased quarterly or annual results;
  Significant customer or supplier changes;
  M&A discussions or strategic transactions;
  Cybersecurity incidents;
  Financing plans;
  Changes in key management;
  Regulatory actions or investigations.

4. Trading Blackout Periods

To reduce the likelihood of inadvertent violations, the Company imposes Quarterly Blackout Periods during which Insiders may not trade.

Quarterly Blackout Periods typically begin:

  On the 15th day of the last month of each fiscal quarter,

and end:

  At market open on the second trading day following public release of financial results.

The Company may implement Special Blackout Periods at any time if circumstances warrant. All Insiders must comply immediately upon notification.

5. Pre-Clearance of Transactions

The following individuals must obtain written clearance from the Compliance Officer before conducting any transaction involving Company securities:

  Directors;
  Executive officers;
  Employees designated as “Restricted Insiders”;
  Any person notified individually by the Company.

Clearance is valid for five (5) business days unless revoked earlier.

6. Prohibited Transactions and Practices

To ensure compliance and protect shareholder interests, the following transactions are strictly prohibited, regardless of whether MNPI is possessed:

  Short sales of Company securities;
  Margin accounts or use of Company securities as collateral without prior approval;
  Hedging or monetization arrangements, including:
-	prepaid variable forward contracts,
-	equity swaps,
-	collars,
-	exchange funds;
  Derivative trading involving options, warrants, or similar instruments;
  Day-trading in Company securities.

7. Confidentiality of Information

All Insiders must safeguard nonpublic Company information and must not share it except in the normal course of business and only with individuals who have a legitimate need to know.

Electronic files, draft documents, and verbal communications must be secured appropriately.

8. Reporting Violations and Enforcement

Any suspected violations of this Policy or applicable law must be promptly reported to the Compliance Officer, the General Counsel, or the Company's confidential reporting hotline.

Violations may result in:

  Disciplinary action (up to and including termination);
  Civil penalties;
  Criminal penalties;
  Reputational harm to the individual and the Company.

9. Certifications

The Company may require periodic written certifications from Insiders confirming that they have read, understood, and will comply with this Policy.

10. Amendments and Administration

This Policy may be amended, supplemented, or restated at any time by the Company’s Board of Directors.
The Compliance Officer is responsible for administering day-to-day oversight and communicating updates.

11. Effective Date

This Policy is effective as of November 26, 2025, and supersedes any prior policies addressing insider trading or personal securities transactions.

Approved by the Board of Directors of E-Smart Corp.